Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Investor Contact: Scott Fleming - 336-436-4879
Media Contact: Pam Sherry - 336-436-4855
Shareholder Direct: (800)LAB-0401

   LABCORP® EXCLUSIVELY LICENSES YALE TECHNOLOGY FOR NEW
EARLY STAGE OVARIAN CANCER BLOOD TEST

Burlington, NC, February 23, 2006 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced that it has entered into an exclusive license agreement with Yale University to commercialize the university’s new blood testing technology for epithelial ovarian cancer. Under the terms of the agreement, Yale will receive signing, milestone and royalty fees. Additional terms were not disclosed.

In the United States, epithelial ovarian cancer (EOC) is the fourth most common cancer in women, and the leading cause of gynecologic cancer death. EOC affects approximately 25,000 women each year, and more than 16,000 will die from the disease.

“Ovarian cancer is one of the most difficult cancers to detect, especially in the earliest stages when it is more treatable,” said Myla P. Lai-Goldman, M.D., Executive Vice President, Chief Scientific Officer and Medical Director of LabCorp. “Consistent with our oncology strategy to fulfill unmet medical testing needs, LabCorp continues to dedicate resources to identifying and commercializing tests to help discriminate earlier between disease-free and cancer patients.”

The Yale technology for EOC is based on a collection of known serum proteins associated with cancer biology. Each protein marker is analyzed using a routine ELISA assay, and a straightforward statistical analysis is then performed to score the combined results. In published research*, multiple statistical analyses on preliminary sample sets for a population of 206 women, including 24 patients with early stage (I/II) EOC and 76 with later stage (III/IV) EOC, showed very favorable sensitivity and specificity, as well as positive predictive value. Yale expects to conduct additional clinical studies on the test technology prior to its commercial introduction by LabCorp.

*PNAS, Volume 102, Number 21, May 24, 2005.

About Yale Office of Cooperative Research

The Yale University Office of Cooperative Research (YU-OCR) manages intellectual assets created at Yale to achieve the maximum benefit for the public and provide a return to support the broader research and education missions of the University. YU-OCR is comprised of trusted experts in professional disciplines, increasing private sector awareness within the university and identifying opportunities for collaborations with companies, investors and other academic institutions. Information on licensing agreements is available through ocr@yale.edu or at http://www.yale.edu/ocr/ online.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company with a BBB investment-grade credit rating, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.3 billion in 2005, approximately 24,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; DIANON Systems, Inc. based in Stratford, CT, US LABS based in Irvine, CA, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our web site at: www.LabCorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2004 and subsequent SEC filings, and will be available in the Company’s Form 10-K for the year ended December 31, 2005, when filed.